Exhibit 10.9

The First, a National Banking Association Supplemental Executive Retirement Agreement

The First, A National Banking Association

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS supplemental executive retirement AGREEMENT (“Agreement”) is made and entered into this 19 day of May, 2014, (“Effective Date”) between The First, A National Banking Association (“Bank”), a federally-chartered commercial bank located in Hattiesburg, Mississippi, and Milton R. Cole, Jr. (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 65 while in the employment of the Bank	$98,039.00 per year	Equal monthly installments	Payments begin: 30 days following Separation from Service Duration: 180 months

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service (voluntary or involuntary, except for Cause) prior to age 65	Vested portion of the Accrued Liability Balance, as of Separation from Service, according to the following vesting schedule: 10% per year until 100% vested after 10 Years of Service	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Separation from Service ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months
Change in Control prior to age 65	100% of the *present value of the full Table A Retirement Benefit, as if Executive had attained the age of 65 in the employment of the Bank**	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Change in Control ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

The First, a National Banking Association Supplemental Executive Retirement Agreement

Table B (Cont.)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Disability prior to age 65	100% of the Accrued Liability Balance, calculated as of the date of Disability	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Disability ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

*Present Value Calculations shall be done using the discount rate being used to accrue for these benefits at the time of Change in Control

**If the Bank is under a regulatory order at the time of a Change in Control, the amount of benefit will be reduced to equal the amount available under a Separation from Service

***If payment at age 65 is elected, any Accrued Liability Balance will be credited with an interest rate equal to the discount rate being used at the time of the triggering payment event. Such rate shall be applied (compounded annually) from the date of the triggering payment event until payment commences.

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death (while actively employed)	$1,470,585.00	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B	An amount equal to any remaining unpaid payments	Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code"). It is also intended that the Agreement be "unfunded" and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

The First, a National Banking Association Supplemental Executive Retirement Agreement

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12, FAS 106, and FAS 87. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, and which may be adjusted from time to time.

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

The First, a National Banking Association Supplemental Executive Retirement Agreement

3.7	“Termination for Cause” shall mean:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.8	“Years of Service” shall mean each consecutive 12-month period during which Executive is employed by the Bank on a full-time basis, commencing with the Effective Date of this Agreement. The Board shall have full discretion to determine whether a partial year qualifies as a completed Year of Service.

Article 4

Beneficiary

4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

The First, a National Banking Association Supplemental Executive Retirement Agreement

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Noncompetition. In consideration of any benefits received hereunder, the Executive shall not, during the term of employment with the Bank and for a period of one (1) year after Separation from Service with the Bank for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any retail banking business (other than the Bank and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Bank (including any of the Bank’s present or future subsidiaries) and which is located within fifty (50) miles of any location where the Bank (including any of the Bank’s present or future subsidiaries) is engaged in business. In addition, no Executive shall, during the term of his employment with the Bank and for a period of one (1) years after Separation from Service from the Bank, influence or attempt to influence or solicit any other employee, consultant, client, or agent of the Bank to terminate its employment or relationship with the Bank or to work for or on behalf of any competitor or potential competitor of the Bank, including, without limitation, the Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent. Failure to abide by these Covenants will result in loss of any benefits described hereunder.

Article 6

Administration of Agreement

6.1	Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

The First, a National Banking Association Supplemental Executive Retirement Agreement

6.2	Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3	Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7	Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8	Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

The First, a National Banking Association Supplemental Executive Retirement Agreement

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

The First, a National Banking Association Supplemental Executive Retirement Agreement

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.15	Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.16	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

[Signature Page]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

The First, A National Banking Association

/s/ M. Ray (Hoppy) Cole, Jr.	By /s/ Donna T. Lowery
Milton R. Cole, Jr.
Title EVP and Chief Financial Officer

The First, a National Banking Association Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

( )	New Designation
( )	Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%
Contingent: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name] ”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date: _______

Received by the Plan Administrator [Bank] this ________ day of ___________________, 2___

By:

Title:

FIRST AMENDMENT

to the

THE FIRST, A NATIONAL BANKING ASSOCIATION

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

for

MILTON R. COLE, JR.

THIS FIRST AMENDMENT is entered into this 1st day of April, 2016, by and between THE FIRST, A NATIONAL BANKING ASSOCIATION, a federally-chartered commercial bank located in HATTIESBURG, MISSISSIPPI (the “Bank”), and MILTON R. COLE, JR. (the “Executive”).

WHEREAS, the Bank and the Executive executed the Supplemental Executive Retirement Agreement on May 19, 2014 (“Agreement”); and

WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended upon mutual consent of the Bank and the Executive; and

WHEREAS, the purpose of this FIRST AMENDMENT is to increase the benefits payable to the Executive under the Agreement.

NOW, THEREFORE, pursuant to Section 8.1 of the Agreement, it is mutually agreed by and between the Bank and the Executive as follows:

1.	Article 1, Table A, the second column, shall be amended to increase the total Amount of Benefit to $164,110.00 per year.

2.	Article 1, Table C, first row, second column, shall be amended to increase the total Amount of Benefit to $2,961,650.00.

3.	Article 1, Table C, shall be modified to add a post-retirement death benefit as the third row. This benefit is in addition to the death benefit described in the second row of Table C, where applicable.

The changes to Table C, as described in points 2 and 3 above, are reflected in the revised Table C shown below:

Table C: Death Benefit

Note: Executive may be entitled to the death benefit amounts described in both rows 2 and 3 of this Table C, contingent upon meeting the criteria set forth therein.

Distribution Event	Amount of Benefit		Form of Benefit	Timing of Benefit Distribution
Death while actively employed (this benefit is effective until Executive’s Separation from Service at any age)	$2,961,650.00		Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B (this benefit applies to installment payments earned before or after age 65)	An amount equal to any remaining unpaid payments		Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

If Executive dies after having reached age 65 in the employment of the Bank, and thereafter Separates from Service, the Bank will pay the Beneficiary a death benefit in an amount that corresponds with the Executive’s age at death

(this benefit is in addition to, and not in lieu of, the benefit described under row 2 of this Table C, and may only be earned if Executives reaches age 65 while in the employment of the Bank)

	Age at death	Amount of death benefit	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
	65	$450,000
	66	$450,000
	67	$400,000
	68	$400,000
	69	$350,000
	70	$350,000
	71	$300,000
	72	$300,000
	73	$250,000
	74	$250,000
	75	$200,000
	76	$200,000
	77	$150,000
	78	$150,000
	79	$100,000
	80	$100,000
	81	$50,000
	82 or later	$50,000

This Amendment supersedes any prior amendment on the same subject. To the extent any paragraph, term, or provision of the Agreement is not specifically amended herein, or in any other amendment thereto, such paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT as of the date indicated above.

EXECUTIVE:	BANK:

THE FIRST, A NATIONAL BANKING ASSOCIATION

/s/ M. Ray (Hoppy) Cole, Jr.	By /s/ Donna T. Lowery
Milton R. Cole, Jr.
Title EVP and Chief Financial Officer